Exhibit 99.1

Ballantyne Strong, Inc.

First Quarter 2020 Earnings Conference Call

May 12, 2020

C O R P O R A T E    P A R T I C I P A N T S

Kyle Cerminara, Non-Executive Chairman of the Board of Directors

Mark Roberson, Chief Executive Officer

Todd Major, Chief Financial Officer

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Ballantyne Strong, Inc. First Quarter 2020 earnings conference call.

On the call today from Ballantyne Strong are Kyle Cerminara, Non-Executive Chairman of the Board, Mark Roberson, Chief Executive Officer, and Todd Major, Chief Financial Officer.

I would now like to hand the conference over to Todd Major for some opening remarks. Please go ahead, Todd.

Todd Major

Good afternoon, and welcome to Ballantyne Strong’s earnings conference call for the first quarter ended March 31, 2020.

Before we begin, I’d like to remind everyone that some statements made on this call will be forward-looking in nature. These statements are based on Management’s current views and expectations as of today and the Company is under no obligation, and expressly disclaims any obligation, to update forward-looking statements, except as required by law. These statements are also subject to risks and uncertainties that may cause actual results to differ materially from those described on today’s call. Risks and uncertainties are also described in the Company’s SEC filings.

Today’s presentation and discussion also contain references to non-GAAP financial measures. The definition of non-GAAP terms and reconciliations to GAAP measures are available in the earnings release posted in the Investor Relations section of our website. Our non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all of our financial reporting before making any investment decisions.

At this time, I would like to turn the call over to Kyle.

Kyle Cerminara

Good afternoon, and thank you for joining us on our call today.

One of our priorities over the past couple of years has been to assemble the right Management Team for Ballantyne Strong and at our subsidiary operations. As you are aware, we recently announced executive management changes as part of our succession planning initiatives. Mark Roberson has taken over as CEO and Todd Major has stepped up as CFO. I will continue to be actively involved on key strategic and M&A initiatives in my role as non-executive Chairman. Bringing Mark and Todd into the organization over the past two years was a key element of our plan to strengthen our Management Team, as well as allowing us to improve our governance structure by separating the roles of CEO and Chairman.

Over the past 18 months, we have made significant improvements in our operations, and those improvements are clearly visible in our recent financial trends. While we did not foresee that we would be in the midst of a pandemic as we were first contemplating these moves, we are certainly better positioned as a result of these investments to react and emerge from the current situation in a position of strength.

Turning to our overall strategic plans going forward, M&A remains a key strategic focus of the Company and we continue to evaluate both acquisitions and opportunities to monetize each of our businesses. We’ve thoroughly analyzed several potential transactions with our internal team. In addition, we’ve engaged with investment banks and strategic consultants to help us further evaluate transactions and to better define our strategy.

As the business operations have continued to improve, we’re seeing increased inbound interest and potential for strategic M&A transactions, even during the current pandemic. From strategic tuck-in acquisitions in our digital signage and managed services businesses, to opportunities to sell stakes in our operations or combine with other providers, we intend to selectively pursue these opportunities where we believe we can increase shareholder value. When you look at the combined Adjusted EBITDA of Strong Entertainment and Convergent, for example, one only needs to assume a modest multiple of Adjusted EBITDA to understand the potential upside from an M&A transaction. Of course, M&A transactions come with risk and uncertainty and are difficult to execute, but we believe we have assembled a team that is up for the challenge and we will work to do what we believe is in the best interest of shareholders.

Obviously, the current environment with COVID-19 has presented an unexpected challenge for our Strong Entertainment and Strong Outdoor advertising businesses and, as Mark will discuss in a moment, we are taking actions to adjust to the current environment. Challenging times often also bring new opportunities and serve to accelerate industry consolidation, which we are closely evaluating, as well.

We’re being proactive in creating products and solutions for the cinema, entertainment and retail industries to address the COVID-19 pandemic, and help these businesses reopen and operate safely on an ongoing basis in the future. We expect to have a launch of these products in the near future.

I will now hand the call over to Mark.

Mark Roberson

Good afternoon. It’s hard to believe it’s only been two months since our last call, and how much has changed for everyone in such a short period of time.

Let me start by giving you a high level view of the operational progress through Q1, and we’ll also cover more detail around the impact of COVID-19 and the actions we are taking to stabilize our financials and the outlook as we prepare to support our customers post-COVID.

If you’ve been following our progress at all, I’m sure you have seen that our financial and operational performance has been improving consistently quarter to quarter for over past year. The first quarter of 2020 reflected a continuation of that strengthening trend, before the impact of COVID became more evident.

Gross margins, operating results, Adjusted EBITDA and operating cash flow have demonstrated a trend of steady improvement over the past year-and-a-half. In the first quarter of 2020, gross profit increased by 60%, with gross margins increasing to 31% from 19%, Adjusted EBITDA improved by over 50%, and net loss per share was $0.03, as compared to $0.29 per share in the prior year.

Those improvements were the result of action plans we implemented starting in late 2018, and continuing throughout 2019.

The repositioning of Convergent, for example, from a hardware-focused digital signage business to a higher value-add recurring revenue service model has had a significant positive impact. Today, over 60% of our revenue is now from recurring revenue service contracts, and we expect that trend will continue in 2020, as we see our existing customers requesting additional services and we are winning new customer business with our DSaaS model. Additionally, our Convergent business has been the least impacted by COVID, as the majority of our DSaaS customers are providers of essential services and are able to continue operating through the pandemic.

At Strong Outdoor, we restructured the operating cost model for our static taxi-top advertising business in mid-2019, at the same time that we sold our digital advertising business to Firefly. As a result of the repositioning of that business, we were able to dramatically improve the overall financial performance, with Q4 being our first quarter of positive Adjusted EBITDA. In Q1, we began to see the impact of COVID on the New York advertising market and results trended down from Q4 on a sequential basis. However, even with the impact of COVID, operating results were quite favorable as compared to prior year due to the lower operating costs model now in place. As you might imagine, the demand for taxi-top advertising in New York is not very high at the moment. We have taken additional steps to further reduce expenses. Fortunately, our reduced operating cost structure, as well as these additional temporary cost reduction actions, have dramatically reduced the cash needs of that business.

At Strong Entertainment, we had a fantastic second half of 2019, and we entered 2020 with higher than normal demand in our screen business for the month of January. However, as the coronavirus began to impact China and then made its way to the U.S. and Canada by March, we saw that positive momentum swing back. As a result of government mandates in Quebec, as well as concern for the health of our employees, we closed our facility there in mid-March. We will begin a staged reopening with a limited number of employees this week and expect demand and utilization to start to slowly recover over the next couple months, before gradually returning to normalized levels. We also saw demand for distribution and technical services start off strong, and then drop in advance of cinema closures. We significantly reduced hours and wages starting in early April, and those continue through the second quarter, while our cinema customers remain closed.

While it is a trying time for all of our Strong Entertainment customers and for our employees, we’re committed to flexing our operations to ensure that we’re ready to support our customers as they now start planning how to reopen their venues. We’re already proactively working with those customers to begin the planning work that will be needed to calibrate projection systems, ensure safety, and otherwise get cinemas ready to show movies again after being idle for this unprecedented period of time.

Overall, 2020 started off strong, continuing the trends from 2019, before our customers and our operations were impacted by the stay-at-home orders. We applied for a Paycheck Protection Loan from the SBA, along with many other small and larger companies. Ultimately, the ground rules as to both the intent of the loan program and the certification criteria changed, as Treasury moved the goalposts with regard to qualification and enforcement. In our view, those changes made the PPP loans potentially inappropriate for public companies with access to any other source of operating liquidity. We elected to return the funds so that they might be used by other companies without access to other alternatives.

Fortunately, we do have existing bank facilities and lines of credit, we hold assets that can be monetized, and many other actions we can take to manage liquidity through the storm and as we prepare to ramp back up our operations on the other side. We’ve significantly reduced our monthly operating expenses and are closely managing working capital and liquidity. Some of those expense reductions are temporary measures as we ramp down variable costs and implement temporary austerity measures. Others will be more permanent and will better position the Company to operate more profitably on the other side of the crisis.

We are in unprecedented times. I am proud of the manner in which our teams have rapidly adjusted to circumstances. I’m confident that we’ve taken appropriate measures to weather the storm for the next few months and are beginning to see opportunities on the other side that we are uniquely positioned for.

We’re starting discussions with customers already to help them plan for the new normal post-COVID and how to open their doors again safely and profitably. I believe that our service organizations are uniquely equipped for that work that will be required to get cinemas and other venues ready to reopen.

We are also working on COVID-related safety measures, and we are developing new offerings targeted at improving safety in retail and entertainment venues as they reopen. Those new products and services are in development, and we look forward to sharing more on that topic soon.

I will now turn the call over to Todd to review the financials.

Todd Major

Thanks, Mark.

Total revenue decreased 5.1% to $13.6 million for the first quarter of 2020. Gross margins improved to 31.3% for the first quarter of 2020, from 18.5% in for the first quarter of 2019. Operating loss improved 25.4% to $1.9 million for the first quarter of 2020, from $2.6 million in the prior year, while Adjusted EBITDA improved 54.1% to negative $0.7 million for the first quarter of 2020, compared to negative $1.4 million in the prior year. These improvements were primarily driven by Strong Outdoor and Convergent, which were partially offset by reductions in profitability at Strong Entertainment.

Slide 8 summarizes our consolidated operating results for the previous five quarters. Gross profit, gross margin percentage, income from operations and Adjusted EBITDA all increased sequentially throughout 2019, before dipping in Q1 2020. The results from the first quarter of 2020 declined from Q4 2019, primarily due to the headwinds in Strong Entertainment in the latter part of the quarter. Notably, despite our Q1 2020 results decreasing on a sequential basis due to the current environment, they were still significantly improved as compared to Q1 of 2019, due to the improvements in Convergent and Strong Outdoor.

On slide 9, Strong Entertainment revenues and profitability retracted significantly in Q1 2020, as compared to both Q4 2019 and Q1 of the prior year. As Mark previously noted, we temporarily closed our screen manufacturing facility in Quebec in March and saw a significant and speedy decline in field services and parts distribution as cinemas began closing in China and North America during the quarter. We commenced our expense rationalization initiatives in early April, shortly after the end of our first quarter, so we expect to see the benefit of those activities in our second quarter results.

Moving to slide 10, Convergent’s operating results continue to trend in an upward direction. Gross margins, income from operations and Adjusted EBITDA all continued to improve. We did not see any meaningful impact of COVID-19 on Convergent’s financials during the first quarter of 2020. Some of our retail customers temporarily paused operations during the second quarter, but the overwhelming majority of our recurring revenue customer base is providing essential services and continue to operate.

On slide 11, Strong Outdoor’s financial results improved in the second half of 2019, and continued to hover around breakeven in the first quarter of 2020, on an Adjusted EBITDA basis. The results at Strong Outdoor were positively impacted by an increase in our experiential marketing campaign business in January, but began to see the impact of COVID-19 on the New York City market mid-quarter, and demand for taxi-top advertising declined significantly as New York City entered its lockdown. We implemented additional steps in early April to temporarily reduce operating expenses while we wait for the market to reopen.

In closing, the first quarter started off with strong positive momentum before the stay-at-home orders and other disruptions related to COVID-19. We have taken decisive actions to reduce operation costs, manage working capital and maintain liquidity through the current phase. We believe our customers will need our services and support more than ever as they start preparing to reopen their doors in the coming months. While we cannot predict the trajectory of the economic recovery with much certainty, we will continue to closely monitor expenses and pace our activities to ensure that we are positioned to withstand this disruption.

With that, let me turn the call back to Mark.

Mark Roberson

Thanks, Todd.

Thank you for listening in today. Please stay safe and have a good evening.